UNUM GROUP NON-QUALIFIED DEFINED CONTRIBUTION RETIREMENT PLAN

Effective January 1, 2014

Table of Contents

ARTICLE I     Definitions    1

ARTICLE II     Plan Benefits    5

2.1    Elective Deferrals    5
2.2    Matching Deferrals    6
2.3    Nonelective Deferrals    7
2.4    Nonelective Transition Deferrals    7
2.5    Deferrals of Amounts that Exceed Code Section 415 Limit    7
2.6    Vesting    8
2.7    Death Benefits    8

ARTICLE III    Accounts and Notional Investment Experience    8

3.1    Accounts    8
3.2    Participant Investment Directions    8

ARTICLE IV     Distributions    9

4.1    Time of Distribution to Participants    9
4.2    Distribution upon becoming Disabled    10
4.3    Distribution upon Death    10
4.4    Distribution pursuant to Domestic Relations Order    10
4.5    Form of Distribution    11
4.6    Cashouts    11
4.7    Other Limitations    12

ARTICLE V     Administration    12

5.1    Allocation of Responsibility    12
5.2    Claims Procedure    12
5.3    Agents    14
5.4    Indemnification    14

ARTICLE VI    Miscellaneous    14

6.1    Reemployed Former 401(a)(17) Participant    14
6.2    Amendment and Termination    15
6.3    Delegation by Participating Employers    15
6.4    Employee Status    16
6.5    Funding    16

i

6.6    Assignment    16
6.7    Taxes    16
6.8    Governing Law    16
6.9    Compliance with Code Section 409A    16

UNUM GROUP NON-QUALIFIED DEFINED CONTRIBUTION RETIREMENT PLAN

PREAMBLE

The purpose of the Plan is (1) to provide Employees with a retirement benefit based on Compensation in excess of the annual limit under Code Section 401(a)(17) and (2) to provide Employees with contributions that would be made to the Qualified Plan but for the limitations imposed by Code Section 415. Participation in the Plan shall be limited to a select group of management or highly compensated employees within the meaning of ERISA. This Plan is adopted effective January 1, 2014.

ARTICLE I
Definitions

The following terms, when used herein, shall have the meanings as hereinafter set forth, unless the context clearly indicates otherwise:

1.1    “Account” means a bookkeeping account established under the Plan for each Participant which shall reflect separately the Participant’s (a) elective deferrals, if any, under Section 2.1 and the notional income, expenses, gains and losses of the Investment Funds attributable thereto; (b) matching deferrals, if any, under Section 2.2 and the notional income, expenses, gains and losses of the Investment Funds attributable thereto; (c) nonelective deferrals under Section 2.3, if any, and the notional income, expenses, gains and losses of the Investment Funds attributable thereto; (d) nonelective transition deferrals, if any, under Section 2.4 and the notional income, expenses, gains and losses of the Investment Funds attributable thereto; and (e) the excess Code Section 415 deferrals, if any, under Section 2.5 and the notional income, expenses, gains and losses of the Investment Funds attributable thereto.

1.2    “Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) that includes an Employer; or any trade or business, whether or not incorporated which is under common control (as defined in Code Section 414(c)) with an Employer; or any service organization which is a member of an affiliated service group (as defined in Code Section 414(m)) that includes an Employer; and any successor to any of the foregoing.

1.3    “Beneficiary” means the person or persons designated by a Participant as provided in Section 4.3 to receive any benefits payable under the Plan following the death of the Participant.

1.4    “Board” or “Board of Directors” means the Board of Directors of the Company, or any person or persons to whom the Board delegates all or part of its authority under this Plan.

1.5    “Code” means the Internal Revenue Code of 1986, as amended.

1.6    “Company” means Unum Group or any corporation with or into which it may be merged or consolidated.

1.7    “Compensation” means, with respect to any Plan Year, the amount determined under subsection (a) as reduced by subsection (b), and subject to subsection (c).

(a)    The total compensation paid by an Employer to the Employee that:

(i)    constitutes wages as defined in Code Section 3401(a) and all other payments made by an Employer to the Employee for services rendered while a Participant for which the Employer is required to furnish the Employee a written statement under Code Sections 6041(d), 6051(a)(3) and 6052, determined without regard to any rules under Code Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed, plus elective contributions made by an Employer on behalf of the Employee that are not includable in income under Code Section 125, 132(f)(4) or 402(e)(3) and any amounts deferred at the election of the Participant under this Plan or any other nonqualified deferred compensation plan of an Employer, plus, with respect to the initial Plan Year of participation, Performance Based Compensation for services rendered prior to becoming a Participant; and

(ii)    exceeds the annual limit under Code Section 401(a)(17), as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B), for such year.

Compensation described in this subsection (a) shall also include remuneration paid by a foreign Affiliate to an individual who is treated as an Employee, to the extent such remuneration would constitute Compensation if paid by an Employer.

(b)    The amount determined in subsection (a) above shall be reduced as follows:

(i)    In the case of an Employee who is not on a program of variable sales incentive compensation: bonuses, prizes and awards, commissions and overrides, consultants’ fees, lump sum payments to the Employee in lieu of annual salary increases, and long term incentive payments whether paid in cash or in kind (including restricted stock units and stock options), other than Performance Based Compensation;

(ii)    In the case of an Employee who is on a program of variable sales incentive compensation: amounts paid by an Employer as a result of sales contest participation, and any other prize, bonus, award or other irregular payment that is not a recognized sales-based incentive, other than Performance Based Compensation; and

(iii)    In the case of all Employees: allowances for incidentals, payments on account of termination of employment, including but not limited to payments for severance and unused accrued bona fide sick, vacation or other leave, reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, payments of deferred compensation, welfare benefits (other than salary continuation payments or short term disability payments), and legal settlements or judgments (except to the extent required by a judicially-approved settlement, a judgment or a related court order).

(c)    With respect to an Employee who is not in qualified military service (as that term is defined in Code Section 414(u)) and who is not permanently and totally disabled (as defined in Code Section 22(e)(3)), Compensation paid after the Employee ceases to be employed by an Employer shall be disregarded, unless it is paid by the later of: (i) 2½ months after the date he or she ceases to be employed by an Employer and is no longer employed by any Employer, or (ii) the end of the Plan Year that includes the date he or she ceases to be employed by an Employer and is no longer employed by any Employer. Notwithstanding the preceding sentence to the contrary, Performance Based Compensation and variable sales incentive compensation paid after an Employee ceases to be employed by an Employer and is no longer employed by any Employer shall be disregarded.

1.8    “Disabled” means the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving benefits for a period of not less than 3 months under the Unum Group Employees Long-Term Disability Plan.

1.9    “Employee” means an employee as defined in the Qualified Plan.

1.10    “Employer” means the Company and any Affiliate that adopts the Plan with the consent of the Board.

1.11    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.12    “Investment Funds” means the investment options selected by the Company or its delegate in which Participants’ Accounts shall be deemed invested to measure notional investment returns under the Plan.

1.13    “Key Employee” means a key employee as defined in Code Section 416(i) and the regulations thereunder, without regard to Code Section 416(i)(5). For purposes of the Plan:

(a)    The compensation taken into account for Key Employee determinations shall be “Section 415 Compensation” as defined in the Unum Group Pension Plan; and

(b)    Whether a Participant is a Key Employee on his or her Termination of Employment date or date of death, whichever applies, shall be determined in accordance with Treasury Regulation § 1.409A-1(i), or any successor thereto. The identification date shall be December 31, and the identification shall apply for the 12-month period beginning on the next following April 1 (the specified employee effective date).

1.14    “Participant” means any Employee who:

(a)    an Employer identifies as eligible to participate in the Plan by providing notice to the Plan Administrator (a “401(a)(17) Participant”); or

(b)    is a participant in the Qualified Plan and whose contributions under such plan are limited by Code Section 415 (a “415 Spillover Participant”).

An Employee shall cease to be a Participant as of the date he or she ceases to be a member of a select group of management or highly compensated employees within the meaning of ERISA.

1.15    “Performance Based Compensation” means Compensation paid pursuant to the Company’s Performance Based Incentive Plan.

1.16    “Plan” means the Unum Group Non-Qualified Defined Contribution Retirement Plan as set forth herein and as subsequently amended from time to time.

1.17    “Plan Administrator” means the Vice President-HR/Benefits of Unum Group, and any person or entity to which the Plan Administrator delegates all or a part of his or her authority under the Plan.

1.18    “Plan Year” means the calendar year.

1.19    “Qualified Plan” means the Unum Group 401(k) Retirement Plan.

1.20    “Termination of Employment” and “Terminates Employment” mean or refer to a severing of the employment relationship between an individual and the Company and all Affiliates where all parties reasonably anticipate that no further services will be performed after the termination date or that the level of bona fide services the individual will perform after such date (either as an employee or an independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed (either as an employee or independent contractor) over the immediately preceding 36-month period or the full period of service for the Company and all Affiliates, if less than 36 months. A Termination of Employment does not occur if the individual is on military leave, sick leave, or other bona fide leave of absence, provided the leave of absence does not exceed 6 months or such longer period as the individual retains a right to reemployment pursuant to statute or contract, and there is a reasonable expectation that the individual will return to perform services for the Company or any Affiliate. This Section shall be interpreted and applied in accordance with Treasury Regulation § 1.409A-1(h).

1.21    “Valuation Date” means each business day on which the New York Stock Exchange is open.

1.22    “Year of Participation Service” means a year of participation service as defined in the Qualified Plan.

ARTICLE II
Plan Benefits

2.1    Elective Deferrals. A 401(a)(17) Participant may elect to defer Compensation each payroll period in accordance with this Section.

(a)    A deferral election shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator. Except as hereinafter provided, a 401(a)(17) Participant may not defer less than 1% nor more than 50% of his or her Compensation each payroll period. The deferral percentage must be a whole number.

(b)    Once each Plan Year, from June 1 until June 30, a 401(a)(17) Participant may elect to defer Compensation (other than Performance Based Compensation) payable for services to be performed in the next Plan Year and Performance Based Compensation payable in the next Plan Year. The first June 1 – June 30 annual election period for a newly eligible 401(a)(17) Participant shall be the June 1 – June 30 of the Plan Year following the Plan Year in which the 30-day period set forth in subsection (d) below expires (unless such 30-day period spans two Plan Years and the Participant makes his or her initial election to defer Compensation in the first Plan Year, in which case his or her first annual election period shall be the June 1 – June 30 of the Plan Year following the Plan Year in which the election is made).

(c)    For the Plan Year beginning January 1, 2014, a 401(a)(17) Participant on or before September 30, 2013 may elect to defer up to: (i) 50% of his or her Compensation (other than Performance Based Compensation) payable for services to be performed in such year, and (ii) 50% of the portion of his or her Performance Based Compensation payable in such year that may be taken into account under this Plan (i.e., 25%), and the percentage elected (from 1% to 50%) must be the same for Compensation described in clauses (i) and (ii). Such election shall be made from September 1, 2013, until September 30, 2013.

(d)    Effective October 1, 2013, a newly eligible 401(a)(17) Participant may, within 30 days after becoming eligible, elect to defer Compensation (other than Performance Based Compensation) payable for services to be performed in the Plan Year following the Plan Year in which his or her election is made (or, at the discretion of the Vice President – Human Resources/Benefits of Unum Group, for services to be performed (after the last day of such 30-day period) in the Plan Year in which his or her election is made, in the case of an executive hire) and Performance Based Compensation payable in the Plan Year following the Plan Year in which the election is made. An election during the 30-day period to defer Compensation shall, with respect to Performance Based Compensation payable in the Plan Year following the Plan Year in which the election is made, apply to only a portion of such compensation determined in accordance with the following schedule:

Calendar Quarter in                 Portion of Performance
which Election is Made            Based Compensation

January 1 – March 31                    75%
April 1 – June 30                    50%
July 1 – September 30                    25%
October 1 – December 31                  0%

(e)    An election to defer Compensation pursuant to this Section 2.1 shall be irrevocable as of the last day of the applicable election period and shall continue in effect until the earliest of:

(i)    the end of the Plan Year in which it is modified or terminated pursuant to this subsection (e);

(ii)    the date it is cancelled pursuant to this subsection (e); and

(iii)    the date the Participant ceases to be a member of a select group of management or highly compensated employees within the meaning of ERISA.

A Participant may modify or terminate an election to defer Compensation only during the June 1 – June 30 annual election period each Plan Year, and such modification or termination shall be effective as of the first day of the next Plan Year.

In the event a Participant receives a hardship distribution from the Qualified Plan, his or her election to defer Compensation under this Plan shall be cancelled for a period of 6 months beginning immediately after he or she receives the hardship distribution (or for the remainder of the Plan Year in which the hardship distribution is made, if longer).

(f)    Notwithstanding any other provision of the Plan, an election to defer Compensation pursuant to subsection (b) or modification of an election to defer Compensation pursuant to subsection (e) shall be effective with respect to Performance Based Compensation payable in the Plan Year following the Plan Year in which the election or modification is made only if the Participant has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date his or her election or modification is made, and the election or modification is made before such Performance Based Compensation is readily ascertainable within the meaning of Treasury Regulation § 1.409A-2(a)(8).

2.2    Matching Deferrals. For each payroll period, each Employer shall make matching deferrals on behalf of each 401(a)(17) Participant in its employ who defers Compensation under Section 2.1 for such year and who has completed one Year of Participation Service. Matching deferrals shall be made at the rate of $1.00 for each dollar of Compensation deferred under Section 2.1 with respect to payroll periods beginning on or after the date the Participant completes one Year of Participation Service, up to 5% of his or her Compensation for such payroll periods.

2.3    Nonelective Deferrals. For each payroll period, each Employer shall make nonelective deferrals on behalf of each 401(a)(17) Participant in its employ who has completed one Year of Participation Service in an amount equal to 4.5% of his or her Compensation for such payroll period, beginning with the first payroll period that coincides with or next follows the date he or she completes one Year of Participation Service; provided, with respect to the Plan Year in which the Participant first completes one Year of Service, the amount of nonelective deferrals to be made in accordance with this Section 2.3 for any payroll period shall be reduced by the amount of any nonelective contributions made on such Participant’s behalf under Section 3.10 of the Qualified Plan for such payroll period.

2.4    Nonelective Transition Deferrals. For each payroll period beginning on or after January 1, 2014 and beginning on or before December 31, 2020, each Employer shall make nonelective transition deferrals on behalf of each 401(a)(17) Participant in its employ who meets the requirements of this Section in an amount equal to 7% of his or her Compensation for such payroll period (such percentage having been determined with reference to the design of the Qualified Plan, under which transition contributions are made on behalf of eligible participants in an amount equal to the sum of (i) 3.5% of their compensation as defined in such plan and (ii) 3.5% of the amount of their compensation as so defined in excess of $70,000; and Compensation herein being amounts in excess of the annual limit under Code Section 401(a)(17)). A Participant meets the requirements of this Section if:

(a)    he or she is an active Employee on January 1, 2014; and

(b)    as of December 31, 2013:

(i)    the sum of his or her years of age (rounded down to the nearest whole number) and years of vesting service (rounded down to the nearest whole number) is at least 60, and he or she is credited with at least 15 years of vesting service; or

(ii)    he or she is credited with at least 10 years of vesting service and has attained age 50.

For purposes of this Section, a “year of vesting service” means a year of vesting service as defined in the Unum Group Pension Plan.

2.5    Deferrals of Amounts that Exceed Code Section 415 Limit. For each payroll period beginning on or after January 1, 2014 and beginning on or before December 31, 2020, each Employer shall make deferrals on behalf of each 415 Spillover Participant in its employ in an amount equal to the contributions that would have been made on his or her behalf under the Qualified Plan for such payroll period but for the limit on annual additions under Code Section 415. In the event a Participant receives a hardship distribution from the Qualified Plan, amounts to be deferred under this Section consisting of the elective contributions (and matching contributions) that would have been made on his or her behalf under the Qualified Plan shall be cancelled for a period of 6 months beginning immediately after he or she receives the hardship distribution (or for the remainder of the Plan Year in which the hardship distribution is made, if longer).

2.6    Vesting. All amounts deferred under this Plan shall be fully vested and nonforfeitable.

2.7    Death Benefits. In the event of a Participant's death, his or her Account shall be paid in accordance with the provisions of Section 4.3.

ARTICLE III
Accounts and Notional Investment Experience

3.1    Accounts. The Company (or its designated agent) shall establish an Account for each Participant and shall adjust such account as of each Valuation Date as follows:

(a)    First, determine the fair market value of each Investment Fund as of the close of business on such date.

(b)    Second, allocate the notional income, expenses, gains and losses of each Investment Fund among the Accounts in proportion to the Account balances (to the extent deemed invested therein) as of the close of business on the preceding Valuation Date.

(c)    Third, reduce the separate Account of each Participant to reflect all deemed distributions made from such Account since the preceding Valuation Date.

(d)    Fourth, credit to the separate Account of each Participant the deferrals made on his or her behalf under Article II since the preceding Valuation Date.

(e)    Fifth, adjust each Participant’s Account to reflect deemed transfers among the Investment Funds, if any.

A Participant’s Account shall continue to be adjusted for notional investment experience until all amounts credited to the Account have been distributed in accordance with Article IV.

3.2    Participant Investment Directions. Each Participant may direct that deferrals made on his or her behalf under this Plan shall be deemed invested in any one or more of the Investment Funds; provided the percentage of deferrals to be deemed invested in any Investment Fund shall be 1%, or a multiple thereof. An investment direction shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator.

A Participant’s investment direction, if received by the Plan Administrator (or its designated agent) prior to the date he or she commences participation, shall be effective as of said date. If a Participant does not make an investment direction or an investment direction is not received by the Plan Administrator (or its designated agent) before the Participant commences participation, the deferrals made on behalf of such Participant shall be deemed invested in the Investment Fund designated by the Company or its delegate for such purpose. An investment direction received by the Plan Administrator (or its designated agent) after the date a Participant commences participation shall be effective as soon as practicable after receipt by the Plan Administrator (or its designated agent).

A Participant may modify at any time an investment direction to have future deferrals made on his or her behalf under the Plan deemed invested in the Investment Funds in proportions other than those previously elected. An election modifying a previous investment direction shall be made in multiples of 1% of such deferrals and shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator. A modification shall be effective as soon as practicable after receipt by the Plan Administrator (or its designated agent), subject to any restrictions set forth in the prospectus for the applicable Investment Fund.

Subject to such restrictions under any other agreement as may apply with respect to transfers between competing Investment Funds, a Participant, his or her surviving spouse or Beneficiary, as the case may be, may elect at any time a deemed reinvestment of all or a portion of the balance of his or her Account in any one or more of the Investment Funds. An election to reinvest all or a portion of an Account balance shall be made in 1% multiples of such balance, specified dollar amounts or specified number of shares/units (as specified by the Participant, or his or her surviving spouse or Beneficiary) and shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator. An election to reinvest all or a portion of an Account balance shall be effective as soon as practicable after receipt by the Plan Administrator (or its designated agent).

The Company or its delegate may from time to time add or eliminate Investment Funds. Whenever an Investment Fund is eliminated, the portion of Participants’ Accounts deemed invested therein shall be deemed reinvested in such other Investment Fund as the Company or its delegate may direct, unless a Participant, surviving spouse or Beneficiary, pursuant to this Section, elects the deemed reinvestment of all or a portion of the balance of his or her Account which had been invested in the eliminated Investment Fund in one or more of the other available Investment Funds.

ARTICLE IV
Distributions

4.1    Time of Distribution to Participants.

(a)    Except as provided in subsection (b), Section 4.2 or Section 4.6, distribution of a Participant’s Account to the Participant shall be made or commence as soon as administratively practicable following the date determined in accordance with (i) or (ii) below, whichever is applicable:

(i)    If the Participant made an effective transition election pursuant to Section 3.04 of the Unum Group Supplemental Pension Plan, the date determined in accordance with such election; or

(ii)    For any other Participant, the later of the date on which he or she attains age 60 and the date on which he or she Terminates Employment.

(b)    Notwithstanding any other provision of the Plan to the contrary, in the case of a Participant who is a Key Employee on his or her Termination of Employment date, distribution shall be made or commence as of the later of: (i) the date distribution otherwise would be made or commence without regard to this subsection (b), and (ii) the 6-month anniversary of the Participant’s Termination of Employment date or, if earlier, the Participant’s date of death.

4.2    Distribution upon becoming Disabled. In the event a Participant becomes Disabled, he or she may request that distribution of his or her Account be made or commence as soon as administratively practicable thereafter; provided, however, if a Participant is a Key Employee on his or her Termination of Employment Date and becomes Disabled after such date, distribution may not be made or commence prior to the date determined under Section 4.1(b)(ii).

4.3    Distribution upon Death. In the event a Participant dies before distribution of his or her Account has been made or commenced, his or her Account shall be distributed to his or her surviving spouse, or, if the Participant is not survived by a spouse or the Participant’s spouse consents in the manner provided below, to his or her Beneficiary, as soon as administratively practicable after the date of the Participant’s death in the form determined in accordance with Section 4.5.

In the event a Participant dies after distribution of his or her Account has commenced but before all payments have been made, the remaining Account balance shall continue to be distributed to his or her surviving spouse, or, if the Participant is not survived by a spouse or the Participant’s spouse consents in the manner provided below, to his or her Beneficiary, in accordance with the form of distribution in effect as of the Participant’s date of death.

To be effective, the consent of a Participant’s surviving spouse to the Participant’s designated Beneficiary must meet the requirements set forth in Section 9.3 of the Qualified Plan; provided no spousal consent shall be required to designate a nonspouse Beneficiary under the circumstances described in Section 9.3 of the Qualified Plan.

Subject to the preceding provisions of this Section, each Participant from time to time may designate any person or persons (who may be designated concurrently, contingently or successively) to receive any benefits payable upon his or her death. Each Beneficiary designation shall revoke all prior designations by the Participant and shall be effective only when filed with the Plan Administrator (or its designated agent) during the Participant’s lifetime by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator. If a Participant fails to designate a Beneficiary, distribution shall be made to the person(s) and in the order determined in accordance with the provisions of Section 9.3 of the Qualified Plan.

4.4    Distribution pursuant to Domestic Relations Order. Distribution of a Participant’s Account under the Plan shall be subject to the terms of any domestic relations order with respect to the Participant that the Plan Administrator (or its designated agent for such purpose) determines would be a qualified domestic relations order within the meaning of Code Section 414(p) if this Plan were a tax-qualified retirement plan, including any such order that accelerates the time or schedule of a payment under the Plan.

4.5    Form of Distribution. A 401(a)(17) Participant may elect that distribution of his or her Account be made in one of the following forms:

(a)    a single lump sum;

(b)    annual, equal installments over 5 calendar years; or

(c)    annual, equal installments over 10 calendar years.

The amount of each installment shall be calculated by multiplying the current balance of the Participant’s Account by a fraction, the numerator of which is one and the denominator of which is the number of installments remaining to be paid.

A 401(a)(17) Participant’s election shall be made by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator, shall be irrevocable as of the last day of the applicable election period, and shall apply to the Participant’s entire Account; provided, however, if any amount deferred under Section 2.5 was credited to the Participant’s Account before the date of his or her election under this Section, the election shall not apply to the portion of his or her Account that is attributable to all amounts deferred under Section 2.5, and such portion of the Participant’s Account shall be paid in a single lump sum.

In the case of a 401(a)(17) Participant on or before September 30, 2013, such election shall be made from September 1, 2013, until September 30, 2013. In the case of any other 401(a)(17) Participant, such election shall be made within 30 days after he or she becomes a 401(a)(17) Participant. If a 401(a)(17) Participant fails to elect a form of distribution within the prescribed time, his or her entire Account shall be distributed in a single lump sum.

Distribution of the Account of a 415 Spillover Participant who is not also a 401(a)(17) Participant shall be made in a single lump sum.

All distributions shall be made in cash.

4.6    Cashouts. Notwithstanding any other provision of the Plan to the contrary, if the value of a Participant’s Account does not exceed $15,000 as of the administrative processing date, such Account shall be paid in the form of a single lump sum payment as soon as administratively practicable after such date; provided, however, in the case of Termination of Employment of a Participant who is a Key Employee, payment shall be made as soon as administratively practicable after the 6-month anniversary of the Participant’s Termination of Employment date (or, if earlier, the Participant’s date of death). For this purpose, the Participant’s Account shall mean his or her entire interest under this Plan and all other agreements, methods, programs or other arrangements required to be aggregated with this Plan under Treasury Regulation § 1.409A-1(c)(2).

“Administrative processing date” shall mean the Valuation Date as of which the Plan Administrator (or its designated agent), in the normal course, is notified by the Company of the Participant’s Termination of Employment or death.

4.7    Other Limitations. No Plan loans to or hardship withdrawals by Participants shall be permitted.

ARTICLE V
Administration

5.1    Allocation of Responsibility. The Plan Administrator shall be responsible for and shall have complete discretionary authority to control and manage the operation and administration of the Plan and to interpret and construe Plan provisions, including determining eligibility for benefits, and his or her final decision on appeal shall not be disturbed except upon judicial determination of abuse of discretion.

Subject to the provisions of this Plan, the Plan Administrator from time to time may establish rules for the administration and interpretation of the Plan. All actions, decisions and interpretations of the Plan Administrator shall be made in a uniform and nondiscriminatory manner.

5.2    Claims Procedure.

(a)    An individual claiming benefits under the Plan (or his or her duly authorized representative) may file his or her claim with the Plan Administrator by such written, telephonic or electronic means as the Plan Administrator shall prescribe. The claim shall be filed with:

Vice President - HR/Benefits
UnumGroup
2211 Congress Street MS-A153
Portland, ME 04122

If a claim for Plan benefits is wholly or partially denied, the Plan Administrator shall furnish the claimant with written or electronic notification of the adverse benefit determination. The notification shall set forth in a manner calculated to be understood by the claimant:

(i)    the specific reason or reasons for the adverse benefit determination;

(ii)    reference to the specific Plan provisions on which the determination is based;

(iii)    a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation why such material or information is necessary; and

(iv)    a description of the Plan’s procedures for review of an adverse benefit determination and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

The notification shall be furnished to the claimant within 90 days after receipt of his or her claim, unless special circumstances require an extension of time for processing such claim. If an extension of time for processing is required, the Plan Administrator shall, prior to the termination of the initial 90-day period, furnish the claimant with written notice indicating the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit determination. In no event shall an extension exceed a period of 90 days from the end of the initial 90-day period.

(b)    A claimant or his or her authorized representative may appeal an adverse benefit determination by filing a written request for review with the Plan Administrator within 60 days after receipt by the claimant of the notification of such adverse benefit determination. The claimant or his or her duly authorized representative:

(i)    may submit to the Plan Administrator written comments, documents, records, and other information relating to the claim for benefits; and

(ii)     shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits.

The Plan Administrator’s review of any adverse benefit determination shall take into account all comments, documents, records and other information submitted by the claimant or his or her authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(c)    The Plan Administrator shall provide the claimant with written or electronic notification of the benefit determination on review not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing. If an extension of time for processing is required, the Plan Administrator shall, prior to the termination of the initial 60-day period, furnish the claimant with written notice indicating the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review. In no event shall such extension exceed a period of 60 days from the end of the initial 60-day period.

In the case of an adverse benefit determination, the notification shall set forth in a manner calculated to be understood by the claimant:

(i)    the specific reason or reasons for the adverse determination;

(ii)    reference to the specific Plan provisions on which the determination is based;

(iii)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(iv)    a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(d)    Notwithstanding the foregoing provisions to the contrary, a claim for benefits based on the Participant becoming Disabled shall be made and processed in accordance with the claims procedures under the Unum Group Employees Long-Term Disability Plan.

(e)    Before pursuing a legal remedy, a claimant shall first exhaust all claims, review and appeals procedures under the Plan. A claimant may bring a legal action against the Plan, Unum Group or any other Employer, the Board, the Plan Administrator, or any other person, or the employees or agents of these entities, only in the United States District Court in Portland, Maine or Chattanooga, Tennessee. Such legal action may not be brought more than one year after the final disposition of the claim under this Section. The agent for service of legal process on the Plan shall be:
Vice President, Employment Law
Unum Group
1 Fountain Square
Chattanooga, TN 37402

5.3    Agents. The Plan Administrator may employ counsel and other agents, may delegate ministerial duties to such agents or to employees of the Company and may procure such clerical, accounting, consulting and other services as it may require in carrying out the provisions of the Plan.

5.4    Indemnification. To the extent permitted by applicable law, the Company and the other Employers shall indemnify and save harmless the Plan Administrator against all expenses and liabilities arising out of his or her acts or omissions with respect to the Plan, provided he or she would be entitled to indemnification pursuant to the bylaws of the Company or the affected Employer, as the case may be.

ARTICLE VI
Miscellaneous

6.1    Reemployed Former 401(a)(17) Participant. In the event a 401(a)(17) Participant Terminates Employment, begins receiving distribution of his or her Account in the form of installments, and becomes reemployed by an Employer or Affiliate prior to the date the last installment payment is to be made, payment of the portion of his or her Account attributable to amounts deferred before such termination shall continue to be made in accordance with his or her election under Section 4.5.

A 401(a)(17) Participant who is reemployed by an Employer shall be treated as a newly eligible 401(a)(17) Participant as of the date he or she again becomes a 401(a)(17) Participant, for purposes of electing to defer Compensation pursuant to Section 2.1 and electing the form of distribution of the portion of his or her Account that is attributable to amounts deferred after his or her reemployment date, if he or she is described in (a) or (b) below:

(a)    the Participant has been paid all amounts deferred under the Plan and on or before the date of the last payment was not eligible to continue (or elect to continue) to participate in the Plan; or

(b)    regardless of whether all amounts deferred under the Plan have been paid, the Participant has not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the 24-month period ending on the date he or she again becomes a 401(a)(17) Participant.

A 401(a)(17) Participant who is reemployed by an Employer but who is not described in (a) or (b) above may not elect to defer Compensation pursuant to Section 2.1 until the first June 1 – June 30 annual election period following his or her reemployment date (or the June 1 – June 30 annual election period in which his or her reemployment date occurs, if earlier), and such election shall be effective with respect to (1) Compensation (other than Performance Based Compensation) payable for services to be performed in the Plan Year next following such annual election period; and (2) Performance Based Compensation payable in the Plan Year next following such annual election period, subject to Section 2.1(f). Payment of the portion of such 401(a)(17) Participant’s Account that is attributable to amounts deferred after his or her reemployment date shall be made in the same form as payment of the portion of his or her Account that is attributable to amounts deferred prior to his or her Termination of Employment.

6.2    Amendment and Termination. The Board may at any time, in its sole discretion, terminate this Plan or amend this Plan in whole or in part. No such termination or amendment shall affect the right of any Participant, his or her surviving spouse or Beneficiary, as the case may be, to receive or continue to receive a benefit under the terms of this Plan on the date immediately preceding such termination or amendment. In the event the Plan is terminated, Participants’ Accounts shall be distributed at such time and in such form as shall comply with the requirements of Code Section 409A and related regulations.

6.3    Delegation by Participating Employers. Each Affiliate that adopts the Plan hereby irrevocably grants to the Company, the Board and the Plan Administrator the exclusive authority to exercise all of the powers conferred on them by the terms of the Plan, including the power vested in the Board to amend the Plan and the power vested in the Board to terminate the Plan, and hereby appoints the Company, the Board and the Plan Administrator as its agents for such purposes. In addition, each Affiliate that adopts the Plan shall, to the extent not assumed by the Company, accept the obligations and responsibilities otherwise imposed on the Company by the terms of the Plan with respect to any Participant who is its Employee without further action on its part.

6.4    Employee Status. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company and its Affiliates or any other right not expressly provided for herein, nor will the existence of this Plan impair the right of the Company and its Affiliates to discharge or otherwise deal with a Participant.

6.5    Funding. This Plan is unfunded for purposes of the Code and Title I of ERISA and is not intended to meet the requirements of Code Section 401(a). The Plan constitutes a mere promise by the Company and the other Employers to pay benefits in the future, and a Participant hereunder shall have no greater rights than a general, unsecured creditor of the Company and the other Employers. The Company and each other Employer shall be solely responsible for the payment of benefits with respect to its own Employees who are Participants in the Plan.

6.6    Assignment. To the maximum extent permitted by law, no benefit under this Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

6.7    Taxes. Any and all taxes that may be due and owing with respect to any payment under the Plan shall be the sole responsibility of the persons to whom and for whose benefit such payment is made; provided, however, the Company and each other Employer, as applicable (or their designated agents), shall withhold from any payment made under the Plan all amounts that are required by law to be withheld.

6.8    Governing Law. This Plan is established under and will be construed according to the laws of the State of Tennessee without regard to any conflict of law principles, except to the extent such laws may be preempted by ERISA.

6.9    Compliance with Code Section 409A. The terms of the Plan shall be interpreted and applied in a manner consistent with the requirements of Section 409A of the Code and the final regulations thereunder. The Employers shall have no obligation to reimburse a Participant for any tax penalty or interest payable under Section 409A of the Code.

NOW, THEREFORE, Unum Group has caused this document to be executed by its duly authorized officer on this 27th day of September, 2013.

UNUM GROUP

By:     /s/ Diane M. Garofalo
Its    SVP, Corporate Human Resources